Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements (No.’s 333-121223, 333-176141, 333-180261, 333-192591 and 333-201315) on Form S-8 and the previously filed Prospectus constituting a part of the Registration Statement (No. 333-150461) on Form S-3 of SPY Inc. of our report dated March 5, 2015, relating to the consolidated financial statements and the financial statement schedule of SPY Inc. and Subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 5, 2015